Exhibit 5.1
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                            STOCK EXCHANGE AGREEMENT

                                  by and among

                      FORTUNE DIVERSIFIED INDUSTRIES, INC.;


                          NOR-COTE INTERNATIONAL, INC.;

                             NORMAN G. WOLCOTT, JR.;

               NORMAN G. WOLCOTT, JR. AND NORMAN G. WOLCOTT, SR.,
                AS CO-TRUSTEES OF THE NORMAN G. WOLCOTT, SR. AND
                    LUCILE H. WOLCOTT REVOCABLE TRUST OF 1995

                                       and

                     FIRST BANKERS TRUST COMPANY, AS TRUSTEE
                        UNDER THE TRUST AGREEMENT FOR THE
                          NOR-COTE INTERNATIONAL, INC.
                       EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                            STOCK EXCHANGE AGREEMENT

         THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is entered into this ____ day of June 2003 by and among NOR-COTE INTERNATIONAL, INC., an Illinois corporation ("Company"); NORMAN G. WOLCOTT, JR., individually ("Norm Wolcott"); NORMAN G. WOLCOTT, JR. AND NORMAN G. WOLCOTT, SR., AS CO-TRUSTEES OF THE NORMAN
G. WOLCOTT, SR. AND LUCILE H. WOLCOTT REVOCABLE TRUST OF 1995 ("Wolcott Trust"); FIRST BANKERS TRUST COMPANY, AS TRUSTEE UNDER THE TRUST AGREEMENT FOR THE NOR-COTE INTERNATIONAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST ("Preferred Stock Seller"); and FORTUNE DIVERSIFIED INDUSTRIES, INC., a Delaware corporation ("Buyer").

                                   BACKGROUND

         Company is engaged in the business (the "Business") of developing, producing and selling ultraviolet ink products.

         Company has four (4) subsidiaries which are identified on Schedule 1 (individually "Subsidiary" and collectively "Subsidiaries").

         The parties hereto desire to provide for the acquisition by Buyer of Company through the transfer by Norm Wolcott and the Wolcott Trust (collectively, "Common Stock Sellers") and Preferred Stock Seller (collectively "Sellers") to Buyer of all the outstanding shares of capital stock of Company, which are owned beneficially and of record by Sellers, all on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

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SECTION 1.        EXCHANGE OF SHARES.

         1.1. Exchange of Shares of Company. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), Common Stock Sellers shall transfer and deliver to Buyer 1,451,985.47 shares of the common stock, no par value, of Company, constituting all of the outstanding shares of Company's common stock (the "Common Shares"), Preferred Stock Seller shall transfer and deliver to Buyer, 747,992.51 shares of the preferred stock, no par value, of Company, constituting all of the outstanding shares of Company's preferred stock (the "Preferred Shares") and Buyer shall acquire the Common Shares and Preferred Shares (collectively "Shares") for the consideration set forth in Section 2.

SECTION 2.        EXCHANGE RATIOS AND ADDITIONAL CONSIDERATION.

         2.1. Exchange Ratio and Additional Consideration.

         (a) The Common Shares shall be exchanged for (i) eight and five hundred and thirty four thousandths (8.534) shares of Buyer's common stock for each Common Share of Company owned by Common Stock Sellers and (ii) cash in the amount set forth in Section 2.2(a). At Closing, Buyer shall therefore issue to Common Stock Sellers, on a fully-paid and non-assessable basis, an aggregate of twelve million, three hundred ninety one thousand, two hundred forty four (12,391,244) shares of Buyer's common stock and make the cash payment set forth in Section 2.2(a). Such shares of Buyer's common stock and such cash payment shall be allocated between Norm Wolcott and the Wolcott Trust as set forth in the attached Schedule 2.1.

         (b) The exchange ratio for the five hundred seventy eight thousand, eight hundred seventy five and 512/1000 (578,875.512) shares of the Preferred Shares that have not been allocated to the participants in the Company's Employee Stock Ownership Plan and Trust ("ESOP") shall be thirteen and two hundred and forty seven thousandths (13.247) shares of Buyer's common stock for each unallocated Preferred Share of Company owned by Preferred Stock Seller. The number of Preferred Shares allocated to ESOP participants is 169,116.998, with the balance of 578,875.512 Preferred Shares remaining unallocated and thus collateral securing the Inside Loan (as hereinafter defined). At Closing, Buyer shall therefore issue to Preferred Stock Seller, on a fully-paid and non-assessable basis, seven million, six hundred sixty eight thousand, three hundred sixty four (7,668,364) shares of FDI Stock. The one hundred sixty nine thousand one hundred sixteen and 998/1000 (169,116.998) Preferred Shares of the Company held by the Preferred Stock Seller that have been allocated to ESOP participants shall be exchanged for the cash payment to the Preferred Stock Seller at Closing set forth in Section 2.2(b).

         (c) The shares of Buyer's common stock to be issued to Sellers pursuant to this Agreement are hereinafter referred to as the "FDI Stock".

         2.2. Payment of Additional Consideration. As additional consideration, Buyer shall at Closing:

         (a) Pay one million eight hundred thousand dollars ($1,800,000.00) in cash by wire transfer of immediately available funds to an account specified by Common Stock Seller(s), with such payment to be allocated between the Common Stock Sellers as set forth in the attached Schedule 2.1; and

         (b) Pay eight hundred ninety three thousand, six hundred eight dollars ($893,608.00) in cash by wire transfer of immediately available funds to an account specified by the Preferred Stock Seller.

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         2.3. Put/Call Options. The Common Stock Sellers shall have the option to put the FDI Stock to Carter Fortune, and Carter Fortune shall have the option to call such shares of FDI Stock from the Common Stock Sellers, on the terms and subject to the conditions set forth in the Option Agreement, substantially in the form attached hereto as Exhibit C, which Option Agreement shall be executed and delivered at the Closing.

         2.4. Special Adjustment Relative to Any Additional Inside Loan Payments. Unless otherwise prohibited by the "prohibited transaction" or "fiduciary responsibility" rules contained in ERISA and the Code, to the extent the Company at any time receives payment of or in respect of the Inside Loan in excess of the $2,683,927.40 contemplated by Section 6.2(c), including without limitation any payments in respect of the Inside Loan contemplated in Section 6.2(c), the consideration to be paid by the Buyer to the Common Stock Sellers shall be increased by the amount of such excess, which shall thereupon be promptly paid to the Common Stock Sellers in cash.

SECTION 3.        REPRESENTATIONS AND WARRANTIES REGARDING COMMON STOCK SELLERS.

         Each of the Common Stock Sellers hereby jointly and severally represents and warrants (1) to Buyer as follows and (2) to the Preferred Stock Seller with respect to Sections 3.1, 3.2, 3.4 and 3.5:

         3.1. Power and Authorization. Each of the Common Stock Sellers has full capacity, legal right, power and authority to enter into and perform Sellers' obligations under this Agreement and under the other agreements and documents (the "Common Stock Sellers Transaction Documents") required to be executed and delivered by Sellers prior to or at the Closing. This Agreement has been duly and validly executed and delivered by each of the Common Stock Sellers and constitutes the legal, valid and binding obligation of each of the Common Stock Sellers enforceable against each of the Common Stock Sellers in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Common Stock Sellers Transaction Documents shall constitute the legal, valid and binding obligation of each of the Common Stock Sellers, enforceable against each of the Common Stock Sellers in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Common Stock Sellers Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

         3.2. No Conflicts.

         (a) Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the Common Stock Sellers Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with any law binding upon Common Stock Sellers;

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which any of the Common Stock Sellers is a party or by which any of the Common Stock Sellers or any of Common Stock Sellers' assets are bound, or give to others any rights (including rights of termination, foreclosure,

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         cancellation or acceleration), in or with respect to any of the Common
         Stock Sellers or any of his/its assets, including, without limitation, any of the Common Shares; or

                  (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Common Shares.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by any of the Common Stock Sellers in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, which are to be obtained or made in order for transfer of the Common Shares to be effective as contemplated herein, has been obtained or made, or will be obtained or made prior to the Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of any of the Common Stock Sellers, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the Common Stock Sellers Transaction Documents or which, if adversely determined, would have a material adverse effect upon the ability of any of the Common Stock Sellers to enter into or perform his/its obligations under this Agreement or any of Common Stock Sellers Transaction Documents. None of the Common Stock Sellers has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         3.3. Ownership of the Shares. Except as set forth in Schedule 3.3: (a) each of the Common Stock Sellers own the Common Shares beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance; (b) there are no shareholder or other agreements affecting the right of any of the Common Stock Sellers to convey the Common Shares to Buyer or any other right of any of the Common Stock Sellers with respect to the Common Shares, and each of the Common Stock Sellers have the right, authority, power and capacity to sell, assign and transfer the Common Shares to Buyer free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (except for restrictions imposed generally by applicable securities laws); and (c) upon delivery to Buyer of the certificates for the Common Shares at the Closing, each of the Common Stock Sellers will transfer good, valid and marketable title to the Common Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

         3.4. Brokers. No person acting on behalf of any of the Common Stock Sellers or under the authority of any of the Common Stock Sellers is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         3.5. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of the Common Stock Sellers in connection with the transactions contemplated by this Agreement are in the same form as they were maintained by the Common Stock Sellers, without alteration and are accurate and complete as to items in the custody of the Common Stock Sellers in all material respects; provided, however, that certain documents provided on behalf of the Common Stock Sellers were never maintained by the Common Stock Sellers.

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         3.6. Investment Representations and Covenants.

                  (i) Each of the Common Stock Sellers understand that as of the Closing Date the FDI Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Buyer on such exemptions is predicated in part on each of the Common Stock Sellers' representations, warranties, covenants and acknowledgments set forth in this Section 3.6.

                  (ii) Each of the Common Stock Sellers represents and warrants that he/it is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

                  (iii) Each of the Common Stock Sellers represents and warrants that the FDI Stock to be acquired by him/it upon consummation of the transactions contemplated herein will be acquired by him/it for his/its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder other than as contemplated by this Agreement and the Option Agreement, and that he/it will not distribute all or any portion of the FDI Stock in violation of the Securities Act.

                  (iv) Each of the Common Stock Sellers acknowledges that the shares of FDI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

                  (v) Each of the Common Stock Sellers represents and warrants that he/it has such knowledge and experience in financial and business matters such that he/it is capable of evaluating the merits and risks of his/its investment in the FDI Stock.

                  (vi) Each of the Common Stock Sellers is in a financial position to afford to hold the FDI Stock indefinitely, each of the Common Stock Sellers' financial condition being such that he/it is not presently under (and does not contemplate any future) necessity or constraint to dispose of the FDI Stock to satisfy any existing or contemplated debt or undertaking. Each of the Common Stock Sellers recognizes that it may not be possible for him/it to liquidate his/its investment in the FDI Stock and, accordingly, he/it may have to hold the FDI Stock, and bear the economic risk of this investment, indefinitely.

                  (vii) Each of the Common Stock Sellers understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDI Stock as an investment.

                  (viii) Each of the Common Stock Sellers confirms that the FDI Stock was not offered to him/it by any means of general solicitation or general advertising, and that he/it has received no representations or warranties with respect to the FDI Stock other than those contained or described in this Agreement or in Buyer's public filings.

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

                  (ix) Each of the Common Stock Sellers acknowledges that he/it has been provided or that Buyer has made available to him/it copies of Buyer's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

                  (x) Each of the Common Stock Sellers acknowledges that Buyer has given him/it a reasonable opportunity to ask questions and receive answers concerning his/its receipt of FDI Stock and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

SECTION 4.        REPRESENTATIONS AND WARRANTIES REGARDING PREFERRED STOCK
                  SELLER.

         Preferred Stock Seller hereby represents and warrants (1) to Buyer as follows and (2) to Common Stock Sellers with respect to Sections 4.1, 4.2, 4.4 and 4.5:

         4.1. Power and Authorization. Preferred Stock Seller has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Preferred Stock Seller Transaction Documents") required to be executed and delivered by it prior to or at the Closing. This Agreement has been duly and validly executed and delivered by Preferred Stock Seller and constitutes the legal, valid and binding obligation of Preferred Stock Seller enforceable against Preferred Stock Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Preferred Stock Seller Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Preferred Stock Seller Transaction Documents shall constitute the legal, valid and binding obligation of Preferred Stock Seller, enforceable against Preferred Stock Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Preferred Stock Seller Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

         4.2. No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Preferred Stock Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with any law binding upon Preferred Stock Seller;

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement (other than the Stock Pledge Agreement dated December 28, 2000 by and between First Bankers Trust Company, as Trustee under the Trust Agreement for the Nor-Cote International, Inc. Employee Stock Ownership Plan, and Nor-Cote International, Inc. (the "Pledge Agreement")) or other material obligation to which Preferred Stock Seller is a party or by which Preferred Stock Seller or any of the ESOP's assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Preferred Stock Seller or any of its assets including, without limitation, any of the Preferred Shares; or

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

(iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Preferred Shares.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Preferred Stock Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, which are to be obtained or made in order for transfer of the Preferred Shares to be effective as contemplated herein, has been obtained or made, or will be obtained or made prior to the Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Preferred Stock Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Preferred Stock Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Preferred Stock Seller has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         4.3. Ownership of the Preferred Shares. Except as set forth in Schedule 4.3, Preferred Stock Seller owns the Preferred Shares beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. Except as described on Schedule 4.3, there are no shareholder or other agreements affecting the right of Preferred Stock Seller to convey the Preferred Shares to Buyer or any other right of Preferred Stock Seller with respect to the Preferred Shares, and Preferred Stock Seller has the right, authority, power and capacity to sell, assign and transfer the Preferred Shares to Buyer free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificates for the Preferred Shares at the Closing, Preferred Stock Seller will transfer good, valid and marketable title to the Preferred Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

         4.4. Brokers. No person acting on behalf of Preferred Stock Seller or under the authority of Preferred Stock Seller is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         4.5. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Preferred Stock Seller in connection with the transactions contemplated by this Agreement are in the same form as they were maintained by Preferred Stock Seller, without alteration and are accurate and complete as to items in the custody of Preferred Stock Seller in all material respects; provided, however, that certain documents provided on behalf of the Preferred Stock Seller were never maintained by the Preferred Stock Seller.

         4.6. Investment Representations and Covenants.

                  (i) Preferred Stock Seller understands that as of the Closing Date the FDI Stock will not be registered under the Securities Act, or any state securities laws on the grounds that the issuance of the FDI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Buyer on

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         such exemptions is predicated in part on each of the Preferred Stock
         Seller's representations, warranties, covenants and acknowledgments set forth in this Section 4.6.

                  (ii) Preferred Stock Seller represents and warrants that it is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

                  (iii) Preferred Stock Seller represents and warrants that the FDI Stock to be acquired by it upon consummation of the transactions contemplated herein will be acquired by it for its own account, but in its capacity as a trustee, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder other than as contemplated by this Agreement, and that it will not distribute all or any portion of the FDI Stock in violation of the Securities Act.

                  (iv) Preferred Stock Seller acknowledges that the shares of FDI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

                  (v) Preferred Stock Seller represents and warrants that it has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the FDI Stock.

                  (vi) Preferred Stock Seller understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDI Stock as an investment.

                  (vii) Preferred Stock Seller confirms that the FDI Stock was not offered to it by any means of general solicitation or general advertising, and that it has received no representations, warranties or written communications with respect to the FDI Stock other than those contained or described in this Agreement or in Buyer's public filings.

                  (viii) Preferred Stock Seller acknowledges that it has been provided or that Buyer has made available to it copies of Buyer's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

SECTION 5. Representations and Warranties Regarding Company and subsidiaries

         Common Stock Sellers hereby jointly and severally represent and warrant to Buyer (1) with respect to Sections 5.1, 5.2, 5.3, 5.8 and 5.9, as of the date of this Agreement and as of the Closing Date and (2) with respect to all other Sections contained in this Section 5 that (a) as of January 9, 2003, there was no breach which, as of the Closing Date, remains uncured and (b) to the actual knowledge of any of the Common Stock Sellers, as of the date of this Agreement and as of the Closing Date, there is no breach:

         5.1. Organization and Good Standing.

         (a) Each of the Company and its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization (as set forth in Schedule 5.1(a)) and has all necessary corporate

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power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all of its obligations.

         (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (if and to the extent the concept of good standing is recognized) under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities reasonably require such qualification, except as set forth in Schedule 5.1(b).

         5.2. Power and Authorization. Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Company of this Agreement and the Company Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Company Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

         5.3. No Conflicts.

         (a) Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with the Articles of Incorporation or Bylaws (or other organizational documents) of Company or any law binding upon Company;

                  (ii) to actual knowledge of any of the Common Stock Sellers, violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Company is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Company or any of its assets; or

                  (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares or, to the actual knowledge of any of the Common Stock Sellers, upon or with respect to Company or any of Company's assets, other than the outstanding Credit Agreement with National City Bank of Indiana ("Lender"), which the Common Stock Sellers understand the Buyer intends to pay off at Closing in connection with the consummation of this transaction.

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

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Company in connection with the execution, delivery and performance of this Agreement and the Company Transaction Documents has been made or will be obtained or made prior to the Closing. To the actual knowledge of any of the Common Stock Sellers, (i) there are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, Company, and
(ii) upon consummation of the transactions contemplated by this Agreement, Company will be entitled to continue to use all of the assets and properties now used by it in the same manner such assets and properties were used prior to Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of any of the Common Stock Sellers, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the Company Transaction Documents or which, if adversely determined, would materially interfere with Company's ability to enter into or perform its obligations under this Agreement or any of the Company Transaction Documents. To the actual knowledge of any of the Common Stock Sellers, Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby at any office located outside of Indiana.



         5.4. Capitalization.

         (a) Schedule 5.4 fully and accurately describes the authorized, issued and outstanding capital stock and other securities of (i) the Company and (ii) to the actual knowledge of any of the Common Stock Sellers, each of the Subsidiaries

         (b) Except as described in Schedule 5.4, (i) no person has any preemptive or other right with respect to any such equity interests or other securities; (ii) there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Company (including, without limitation, the Shares) or obligating Company or any other person to purchase or redeem any such equity interests or other securities and (iii) the Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

         5.5. Investments and Subsidiaries. To the actual knowledge of any of the Common Stock Sellers, the business of Company and Subsidiaries is and has been conducted solely by and through Company and Subsidiaries and no other person. Except for Company's ownership of Subsidiaries or as set forth in
Schedule 5.5, Company and Subsidiaries do not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity.

         5.6. Compliance with Laws.

         (a) Company and Subsidiaries have complied in all material respects with all applicable domestic and foreign laws; and Company, Subsidiaries or any of the Common Stock Sellers has not received any written notice, order or other written communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law.

         (b) Except to the extent that it would not have a Material Adverse Effect (as hereinafter defined): (i) all federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted, are in full force and effect without any default or violation thereunder by Company or any Subsidiary, by any other party thereto; and (ii) Company or any Subsidiary has not received any notice of any claim or charge that Company or any Subsidiary is in violation of or in default under any such Authorization; (iii) no proceeding is pending or, to the actual knowledge of any of the Common Stock Sellers, threatened by any person to revoke or deny the renewal of any Authorization of Company, any Subsidiary or Common Stock Sellers; and (iv) Company, any Subsidiary or any of the Common Stock Sellers has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed.

         5.7. Litigation. Except as set forth in Schedule 5.7: (a) there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the actual knowledge of any of the Common Stock Sellers, investigations involving or affecting Company, any Subsidiary or their businesses or assets, or their directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; (b) no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a Material Adverse Effect; (c) to the actual knowledge of any of the Common Stock Sellers, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated; and (d) to the actual knowledge of any of the Common Stock Sellers, there are no unsatisfied judgments, penalties or awards against or affecting Company, any Subsidiary or any of their businesses, properties or assets, that in the aggregate or individually will have a Material Adverse Effect.

         5.8. Financial Statements.

         (a) Schedule 5.8(a) includes the audited consolidated balance sheet of Company as of December 31, 2002 (including the notes thereto, if any, the "Company December Consolidated Balance Sheet"), and the related consolidated statement of income for the calendar year then ended (the "Company Consolidated Financial Statements"). The Company Consolidated Financial Statements accurately and fairly present the financial condition and results of the consolidated operations of Company and Subsidiaries as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

         (b) Schedule 5.8(b) includes the Company's unaudited consolidated balance sheet as of May 31, 2003 (the "Company May Consolidated Interim Balance Sheet") and the related consolidated statement of income for the five months then ended (collectively the "Company May Consolidated Interim Financial Statements"). The Company May Consolidated Interim Financial Statements accurately and fairly present the financial condition and results of the consolidated operations of Company and Subsidiaries as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

         (c) The Company May Consolidated Interim Balance Sheet reflects all material liabilities of Company and Subsidiaries, whether absolute, accrued or contingent, as of the date thereof. Except as set forth in Schedule 5.8(c), as of the date of Closing, Company and Subsidiaries will not have any material liability or material obligation of any nature that is not reflected on the Company May Consolidated Interim Balance Sheet other than current liabilities

(within the meaning of GAAP) incurred since the date thereof arising in the ordinary course of business consistent with past practice.

         5.9. Full Disclosure. Except as provided on Schedule 5.9, to the actual knowledge of any of the Common Stock Sellers, (a) all documents and other papers (or copies thereof) delivered by or on behalf of the Common Stock Sellers in connection with the transactions contemplated by this Agreement are in the same form as maintained by Company or any Subsidiary internally, without alteration, and (b) are accurate and complete as to items in the custody of Company or any Subsidiary in all material respects.

         5.10. Directors and Officers. Except as described on Schedule 5.10, all agreements with its directors and officers are terminable at will by Company or a Subsidiary and there are no contracts, arrangements or agreements in place with any director or officer which would require the payment of any severance or change of control payment.

         5.11. Affiliate Agreements. Except as described on Schedule 5.11, (a) there are no agreements, arrangements or understandings between Company or any Subsidiary on the one hand and any of the Common Stock Sellers or any present or former director, shareholder or officer of Company or any Subsidiary or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"); (b) all agreements and arrangements between Company, any Subsidiary and all Related Parties are terminable by Company or the Subsidiary, upon written notice, without payment of penalty or premium of any kind and (c) none of the Common Stock Sellers has any claim or right against Company or any Subsidiary.

         5.12. Environmental Matters.

         (a) To the actual knowledge of any of the Common Stock Sellers, except as set forth on Schedule 5.12:

                  (i) Company and Subsidiaries have no liability under, nor have they violated, any Environmental Law, which may reasonably be expected to have a Material Adverse Effect;

                  (ii) any property owned, operated, leased, or used by Company or any Subsidiary, and any facilities and operations thereon, are presently in material compliance with all applicable Environmental Laws, except for any non-compliance which may reasonably not be expected to have a Material Adverse Effect; and

                  (iii) there have been no past unresolved, and there are no pending or threatened, (A) claims, complaints, notices or inquiries, to, or written requests for information received by, the Company or any Subsidiary with respect to any alleged violation of any applicable Environmental Law, that, singly or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect, or (B) claims, complaints, notices or inquiries to, or written requests for information received by, the Company and Subsidiaries regarding potential liability under any applicable Environmental Law or under any common law theories relating to operations or the condition of any facilities or property by the Company and Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

         (b) For purposes of this Section 5.12 only, (i) "Environmental Law" shall mean any environmental law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level existing as of the date hereof and (ii) "Company and Subsidiaries" shall mean and include Company and Subsidiaries and all other entities for whose conduct Company or any Subsidiary is or may be held responsible under any Environmental Law.

         5.13. Material Adverse Change. Except as set forth on Schedule 5.13,
(a) since May 31, 2003, there has been no material change in the business, assets, prospects, condition (financial or otherwise) or results of operations of the Company or any Subsidiary, except as reflected in the Company May Consolidated Interim Financial Statements and (b) the Company, for itself and on behalf of each Subsidiary, has not omitted or failed to disclose any material fact or contingency.

         5.14. Taxes. Except as set forth on Schedule 5.14, the Company and each Subsidiary has filed, or caused to be filed, all United States Federal tax returns and all other tax returns required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment against the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no mortgage, pledge, security interest, hypothecation, assignment, encumbrance or preference, priority or other security agreement, preferential arrangement, lien, charge or deposit arrangement of any kind or nature whatsoever (a "Lien") exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the Company May Consolidated Interim Financial Statements of the Company in respect of any taxes or other governmental charges are adequate with respect to the operations of the Company during the period for which such taxes or other governmental charges are assessed.

         5.15. ERISA. Except as set forth on Schedule 5.15, neither the Company nor any Subsidiary has, maintains or contributes to any employee pension benefit plan of the Company or any Subsidiary which is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation thereunder ("ERISA") or subject to minimum funding standards under Section 412 of the Code as to which the Company or any Subsidiary has any liability (a "Plan") and none of the Plans required to be listed on Schedule 5.15 is a "defined benefit plan" (as defined in Section 3(35) of ERISA). The Company (and each individual, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof (a "Person"), who together with the Company, would be treated as a single employer under ERISA) is in compliance in all material respects with all applicable provisions of ERISA, and none of such Persons has incurred any material liability to the Pension Benefit Guaranty Corporation, or its successor. No reportable event (as defined in ERISA) has occurred under, nor has there occurred any complete or partial withdrawal from, nor any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any Plan (including any multi-employer plan) maintained for employees of the Company (and each Person, who together with the Company, would be treated as a single employer under ERISA).

         5.16. Accuracy of Information. No information, exhibit or report furnished by the Common Stock Sellers for themselves or on behalf of the Company or any Subsidiary, to Buyer in connection with the negotiation of, or compliance with, this Agreement, the Common Stock Sellers Transaction Documents and the Company Transaction Documents contained any material misstatement of fact or omitted to state a material fact or any material fact necessary to make the statements contained therein not misleading.

         5.17. Material Agreements. The Company and each Subsidiary are not a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably expected to have a Material Adverse Effect. The Company and each Subsidiary are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party which default could reasonably be expected to have a Material Adverse Effect, or (b) any agreement or instrument evidencing or governing indebtedness, except as set forth on
Schedule 5.17.

         5.18. Ownership of Properties. Except as disclosed on Schedule 5.18, ("Permitted Liens") on the date of this Agreement, the Company and each Subsidiary have good title, free and clear of all Liens other than Permitted Liens, to all of their respective assets.

         5.19. Indebtedness. Except as shown on the Company May Consolidated Interim Financial Statements and except trade debt incurred in the ordinary course of business since the date of the Company May Consolidated Interim Financial Statements neither the Company nor any of its Subsidiaries has any indebtedness.

         5.20. Intellectual Property.

         (a) Except as set forth on Schedule 5.20(a), to the actual knowledge of any of the Common Stock Sellers, Company and Subsidiaries have exclusive ownership of, or valid license or authority to use, all United States and foreign patents, patent applications, copyrights, licenses, trademarks, trademark applications and registrations, service marks, trade or product names, company names and logos (collectively, "Intellectual Property") used in the Business as presently conducted, except where such failure will not have a Material Adverse Effect. To the actual knowledge of any of the Common Stock Sellers, Schedule 5.20(a) contains a correct and complete list of the Company's United States and foreign patent, trademarks and copyrights, both registered and pending.

         (b) To the actual knowledge of any of the Common Stock Sellers, except as set forth in Schedule 5.20(b), all licenses or other agreements under which Company or any Subsidiary is granted rights in any of the Intellectual Property are in full force and effect and there is no material default by any party thereto, except where such failure or default will not have a Material Adverse Effect.

         (c) To the actual knowledge of any of the Common Stock Sellers: (i) Company's and Subsidiary's use of any Intellectual Property does not infringe on any rights of any other person; except as set forth on Schedule 5.20(a) and (ii) Company and Subsidiaries are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer or any past or present employee of Company or any Subsidiary.

         5.21. Force Majeure. Neither the business nor the assets of the Company or any Subsidiary are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, singly or in the aggregate, is reasonably expected to have a Material Adverse Effect.

         5.22. Labor Matters. As of the Closing Date, no attempt to organize the employees of Company or any Subsidiary, and no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, is pending, or, to the Company's knowledge, threatened, planned or contemplated.

SECTION 6. REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING COMPANY'S EMPLOYEE STOCK OWNERSHIP PLAN

         6.1. By Preferred Stock Seller and Common Stock Sellers. Preferred Stock Seller and the Common Stock Sellers hereby severally, and not jointly, represent and warrant to Buyer and to one another as of the date of this Agreement and as of the Closing Date as follows:

         (a) Compliance. Company's Employee Stock Ownership Plan and Trust ("ESOP") has been administered in compliance with its terms in all material respects, and is in compliance in all material respects with the applicable provisions of ERISA, and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Company and Subsidiaries have made or provided for all contributions required under the terms of the ESOP; (iii) except as set forth on
Schedule 6.1(a), there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to the ESOP; (iv) except as set forth on Schedule 6.1(a), there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to Sellers' knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against the ESOP, the assets of any of the trusts under the ESOP or the Plan sponsor or the Plan administrator, or against any fiduciary of the ESOP with respect to the design or operation of the ESOP; (v) the ESOP has from its inception been qualified, and any trust created pursuant to the ESOP is exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued the ESOP a favorable determination letter, which is currently applicable; and (vi) except as set forth on Schedule 6.1(a), there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the ESOP or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to the ESOP. The foregoing representations and warranties in this Section 6.1(a) are made by the Preferred Stock Seller only to the knowledge of the Preferred Stock Seller after reasonable inquiry with respect thereto.

         (b) Liabilities. With respect to the ESOP, Company or any Subsidiary, there are no unsatisfied liabilities to participants, the IRS or the United States Department of Labor ("DOL"), except as set forth on Schedule 6.1(a).

         (c) Reports. All reports and information required to be filed with the DOL and IRS or with plan participants and their beneficiaries with respect to the ESOP have been filed.

         (d) Bonding. Any bonding required under ERISA with respect to the ESOP has been obtained and is in full force and effect and no funds held by or under the control of Company or any Subsidiary are plan assets.

         (e) Termination. Common Stock Sellers and Preferred Stock Seller, respectively, are not a party to any agreement and have no knowledge of any agreement or impediment, other than compliance with applicable law and with the applicable provisions of the ESOP Documents, that would prevent amendment, termination or discontinuation of the ESOP.

         6.2. By Preferred Stock Seller. Preferred Stock Seller hereby represents and warrants to, and covenants with, Buyer, Common Stock Sellers and the Company as of the date of this Agreement and as of the Closing Date as follows:

         (a) Allocated/Unallocated Shares. One hundred sixty nine thousand, one hundred sixteen and 998/1000 (169,116.998) of the Preferred Shares have been allocated to the ESOP's plan participants and five hundred seventy eight thousand, eight hundred seventy five and 512/1000 (578,875.512) of the Preferred Shares have not been allocated to the ESOP's plan participants.

         (b) Inside Loan. As of the Closing Date, the ESOP has indebtedness outstanding to Company in the stated principal amount of $6,028,991.01, which is non-recourse to the ESOP but is collateralized by the unallocated shares and proceeds thereof (the "Inside Loan").

         (c) Repayment of Inside Loan. Upon termination of the ESOP, which is expected to occur on the Closing Date, the seven million, six hundred sixty eight thousand, three hundred sixty four (7,668,364) shares of FDI Stock (together with any and all other collateral for the Inside Loan) to be received by Preferred Stock Seller on the Closing Date shall be transferred and delivered to Company and applied toward payment of the Inside Loan. Regardless of any change in the bid/ask price of the FDI Stock, these shares shall continue to have the assigned value of two million, six hundred eighty-three thousand, nine hundred twenty seven and 40/100 dollars ($2,683,927.40). In addition, while the parties agree that the consideration to be paid to the Preferred Stock Seller constitutes full and complete payment and satisfaction to the Preferred Stock Seller, it is conceivable that despite the belief that no grounds exist, a governmental agency, department or entity may nonetheless assert that additional amounts are to be paid to the Preferred Stock Seller. If this were to occur, any amounts received by or for the benefit of Preferred Stock Seller in respect of the Preferred Shares that have not been allocated to the accounts of ESOP plan participants or any other portion of the collateral securing the Inside Loan (including, but not limited to, any additional proceeds received as a result of any inquiry, investigation, ruling or demand by any governmental agency, department or entity) shall, whether before or at any time after termination of the ESOP or payment of the Inside Loan, also be paid to Company, subject only to the following sentence. If and to the extent any such additional consideration, when added to the amount of $2,683,927.40, exceeds the unpaid principal balance of, and all unpaid accrued interest on, the Inside Loan immediately prior to Closing, such excess amount shall be for the account and benefit of the ESOP plan participants.

         (d) Expenses. Neither Company nor Common Stock sellers shall be liable for any of Preferred Stock Seller's expenses (including, but not limited to, Trustee fees, legal fees and appraisal fees) incurred in connection with the transaction described herein unless such expenses are promptly reimbursed to Company. Any necessary and reasonable expenses previously paid by Company with respect to the transaction contemplated by this Agreement shall be promptly reimbursed to Company. This Section 6.2(d) shall apply only with respect to expenses related to the sale and exchange of the Preferred Stock as provided in this Agreement and shall not apply to expenses otherwise incurred by the Preferred Stock Seller (including any incurred in connection with the Plan), the payment or reimbursement of which shall be controlled by the ESOP plan documents.

         (e) Waiver. Preferred Stock Seller waives any and all rights and/or claims it may have: (i) to purchase any of Company's preferred shares or common shares; and/or (ii) against the Common Stock Sellers arising out of or in connection with the formation, organization or operation of the ESOP (but only to the extent such waiver is permitted by applicable law, including Section 404 of ERISA) or, except for any rights expressly created by the Preferred Stock Seller Transaction Documents, the transactions contemplated by this Agreement.

         (f) Consent to Sale of Common Shares. Pursuant to Section 12.1 of the Company's By-Laws, the Preferred Stock Seller hereby consents to the sale of the Shares to the Buyer.

         (g) Cooperation. To the extent reasonably requested by Buyer and/or Company, subject to the provisions of Section 16 of this Agreement, and to the extent not otherwise in conflict with its duties as Trustee of the ESOP, Preferred Stock Seller agrees to cooperate with Buyer and Company in the prompt and efficient termination of the ESOP, the prompt payment of the Inside Loan and the prompt payment of the ESOP's assets to the plan participants.

         (h) Full Consideration. The consideration to be received by the Preferred Stock Seller, the other rights and benefits of the Preferred Stock Seller and the obligations undertaken by the other parties for the benefit of the Preferred Stock Seller all pursuant to this Agreement constitute full, complete and adequate consideration to the Preferred Stock Seller for the Preferred Shares and all rights of the Preferred Stock Seller pursuant to the terms of the ESOP and related documents.

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

         7.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

         7.2. Power and Authorization. Buyer has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be executed and delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against Sellers in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

         7.3. No Conflicts.

         (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with Buyer's Certificate of Incorporation or Bylaws or any law binding upon Buyer;

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Buyer, its assets or any of its Affiliates' assets; or

                  (iii) violate any resolution adopted by the board of directors or stockholders of Buyer.

         (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Buyer in connection with the execution, delivery and performance of this

Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

         7.4. Compliance With Laws. Buyer is in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, except where such noncompliance would not materially affect the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer has not received notice of any noncompliance with the foregoing.

         7.5. Accuracy of Filings. All publicly-available filings made by Buyer with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         7.6. Compliance With Securities Law. The shares of FDI Stock to be issued to Sellers at Closing will be fully issued, non-assessable, valid and outstanding as of the Closing, and will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

         7.7. Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

         7.8. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement are in the same form as maintained by Buyer internally, without alteration, and are accurate and complete as to items in the custody of Buyer in all material respects.

         7.9. Investment Representations and Covenants.

                  (i) Buyer understands that as of the Closing Date the Shares will not be registered under the Securities Act, or any state securities laws on the grounds that the issuance of the Shares is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Sellers on such exemptions is predicated in part on the Buyer's representations, warranties, covenants and acknowledgments set forth in this Section 7.9.

                  (ii) Buyer represents and warrants that it is an "accredited investor" as defined in rule 501 promulgated as part of Regulation D under the Securities Act.

                  (iii) Buyer represents and warrants that the Shares to be acquired by it upon consummation of the transactions contemplated herein will be acquired by it for its own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that it will not distribute all or any portion of the Shares in violation of the Securities Act.

                  (iv) Buyer acknowledges that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

                  (v) Buyer represents and warrants that it has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Shares.

                  (vi) Buyer understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the Shares as an investment.

                  (vii) Buyer confirms that the Shares were not offered to it by any means of general solicitation or general advertising.

         7.10. Excise Tax. Buyer is aware that the Preferred Shares were acquired by the ESOP in connection with an election of nonrecognition of gain by the Common Stock Sellers under Code Section 1042. Buyer is also aware that the Company filed a consent to application of the excise tax under Code Section 4978, as required by Code Section 1042(b)(3), which applies on disposition of stock prior to expiration of the three-year holding period required by Code
Section 1042(b)(4).

SECTION 8.        CERTAIN AGREEMENTS OF THE PARTIES

         8.1. Termination of Certain ESOP Documents. The parties hereto mutually agree to terminate the Buy-Sell Agreement by and among the Company, the Common Stock Sellers and the Preferred Stock Seller and the Stock Call Option and Put Option Agreement among the Company, the Common Stock Sellers and the Preferred Stock Seller, both dated December 28, 2000, and further agree that such agreements shall be of no further force or effect as of Closing.

         8.2. Company's Consent to Sale of Preferred Shares. The parties acknowledge that the Preferred Shares held by the Preferred Stock Seller which have not been allocated to the ESOP plan participants are subject to a pledge in favor of the Company pursuant to the Stock Pledge Agreement dated December 28, 2000 between the Preferred Stock Seller as pledgor, and the Company, as pledgee. The Company, as pledgee, hereby consents and agrees to the sale of such pledged Preferred Shares by the Preferred Stock Seller to the Buyer.

         8.3. Certain Rights of Norm Wolcott Regarding Operations. At Closing, Norm Wolcott and Company shall enter into an Employment Agreement, substantially in the form of Exhibit A attached hereto. In addition, Norm Wolcott will be elected as Chairman of the Board of the Company and, as long as he has the legal capacity to do so, will be entitled to remain in that role until June 20, 2006 for the compensation set forth in such Employment Agreement. He will be entitled to review and participate in the establishment of the Company's budget, and attend and participate in all meetings of the Board of Directors of the Company, as well as all monthly meetings of executives of the Company and/or Buyer to review financial results, or relating to strategic or financial planning. He will have the right to make proposals regarding the budget, financial planning and strategy to maximize the Company's EBITDA, which Buyer and Company shall consider in good faith and, to the extent reasonable and rational, implement as appropriate. The Buyer and the Company shall use commercially reasonable good faith efforts to cause the budgeted EBITDA for the Company to average at least $1,600,000 for each of the three years immediately following the Closing, with a goal to develop and implement a strategy reasonably designed to achieve such results.

         8.4. Haffner Incentive Compensation. The Buyer and the Company agree that any and all incentive compensation payable, provided or made available by Buyer and/or the Company for the benefit of Herman Haffner or his successor(s) as President of the Company during the "Test Period" (as defined in the Option Agreement of even date herewith among the Common Stock Sellers, Carter Fortune and Buyer, substantially in the form attached hereto as Exhibit C) shall be based upon the Company's attainment of specified amounts of "Adjusted EBITDA" (as defined in such Option Agreement), which for purposes of any such incentive compensation shall be calculated in the same manner and on the same basis as Adjusted EBITDA is to be calculated under such Option Agreement.

         8.5. National City Bank Loan. The consummation of this transaction will constitute a Change of Control (as defined in that certain Credit Agreement dated December 28, 2000 by and between Company and Lender), unless Lender consents to the consummation of this transaction. Pursuant to the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), copies of all of which have been furnished to the Buyer, Company granted certain security interests to Lender, which are more fully described in the Credit Agreement and Loan Documents. The parties hereto acknowledge that it is their mutual understanding that such indebtedness to the Lender pursuant to the Credit Agreement is to be paid off at Closing, with release of all security interests to be obtained from Lender.

SECTION 9.        CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

         The obligation of Buyer to consummate the acquisition of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

         9.1. Representations and Warranties. Sellers' representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct.

         9.2. Performance of Covenants. Sellers shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3. Approvals. The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification in any material respect, cancellation or termination of any material lease, commitment, agreement, easement, right or Authorization of Company or Sellers; or (b) shall impose on the Buyer or Company, any material condition, provision or requirement not presently imposed upon Sellers or Company or any condition that would be more restrictive after the Closing on Buyer or Company than the conditions presently imposed on Sellers or Company, as the case may be.

         9.4. Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation, shall have been brought or threatened by any person (other than the Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

         9.5. Due Diligence Review. Buyer's due diligence investigation and review of Company's business prospects, contracts, obligations, liabilities, capitalization and properties, including, but not limited to, an evaluation of the stock record books, minute books, financial records, tax returns, contracts, leases, Authorizations, employment agreements, employee benefit plans, all other contracts material to the operation of the businesses of Company and Subsidiaries in compliance with all domestic and foreign laws, and environmental matters, shall have been completed to Buyer's sole satisfaction.

         9.6. Resignation of Directors. Buyer shall have received resignations from such of the directors of Company as it shall have requested.

SECTION 10.       CERTAIN CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

         The obligation of Sellers to consummate the sale of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

         10.1. Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct in all material respects.

         10.2. Performance of Covenants. Buyer shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         10.3. Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than Sellers or an affiliate of Sellers) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

SECTION 11.       [intentionally omitted.]

SECTION 12.       CLOSING.

         12.1. Time and Place of Closing. The closing of the exchange of the Shares (the "Closing") pursuant to this Agreement shall take place on June 30, 2003, at the offices of Drewry Simmons Pitts & Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, IN 46240, commencing at 10:00 a.m. local time or at such other date, time or place as may be agreed to by Buyer and Sellers (the "Closing Date"). The Closing shall be effective on the Effective Date except as otherwise specified in this Agreement.

         12.2. Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

         (a) Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

                  (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer; and

                  (ii) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (b) Common Stock Sellers shall deliver, or cause to be delivered, to Buyer the following:

                  (i) Company's Articles of Incorporation certified as of a recent date by the Secretary of State of Illinois and by the Secretary of the Company, Subsidiaries' Articles of Incorporation (or similar document in foreign jurisdictions) certified as of a recent date by the Secretary of Company, and Company's and Subsidiaries' By-laws (or similar document in foreign jurisdictions) certified by the Secretary of Company, each including any and all amendments to date;

                  (ii) a Certificate of Existence (or similar document in Illinois) of a recent date for Company, certified by the appropriate governmental agency;

                  (iii) resolutions of the board of directors or corresponding governing body of Company and Subsidiaries authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the Secretary or an Assistant Secretary of Company;

                  (iv) the original corporate minute books and stock transfer and record books of Company and Subsidiaries as they exist on the Closing and such of its files, books and records as Buyer may reasonably request;

                  (v) a counterpart, duly executed by Norm Wolcott, of the Employment Agreement between the Company and Norm Wolcott, in substantially the form of that attached hereto as Exhibit A;

                  (vi) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         (c) Buyer shall deliver, or shall cause to be delivered, to Sellers the items described below:

                  (i) certificates representing the FDI Stock, duly and validly issued in the respective names of Sellers as set forth in Section 2.1 and Schedule 2.1;

                  (ii) a wire transfer of immediately available funds in the amount of $1,800,000.00 to the accounts specified by Common Stock Seller(s), as set forth in Schedule 2.1;

                  (iii) a wire transfer of immediately available funds in the amount of $893,608 to the accounts specified by Preferred Stock Seller;

                  (iv) a copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer;

                  (v) a Certificate of Good Standing of a recent date for Buyer, certified by the Secretary of State of the State of Delaware;

                  (vi) a duly executed Option Agreement, executed by Carter Fortune, wherein Mr. Fortune agrees to perform his obligations with respect to the put options described in Section 2.3, in substantially the form of that attached hereto as Exhibit C;

                  (vii) a counterpart, duly executed by the Company, of the Employment Agreement between the Company and Norm Wolcott, in substantially the form of that attached hereto as Exhibit A;

                  (viii) a counterpart, duly executed by the Company, of the Agreement for Purchase and Sale of Real Estate between the Company and W&W Services, an affiliate of the Common Stock Sellers, regarding the purchase of certain real estate located at 506 Lafayette Avenue, Crawfordsville, Indiana, by the Company from W&W Services, in substantially the form of that attached hereto as Exhibit B; and

                  (ix) such other documents and instruments as Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         12.3. Confidential Information. For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Business, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, knowhow, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property with respect to the Business.

         Except as authorized in writing by Buyer, Norm Wolcott shall not disclose, communicate, publish or use for the benefit of himself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Norm Wolcott also agrees that: a) the Confidential Information will be held in confidence by Norm Wolcott using the same degree of care, but no less than a reasonable degree of care, as Norm Wolcott uses to protect his own confidential information of a like nature; b) he will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and c) in the event Norm Wolcott is legally required to disclose any portion of the Confidential Information, Norm Wolcott shall promptly notify Buyer so that Buyer may take steps to protect its Confidential Information.

         The obligations of this Section 12.3 shall terminate with respect to any particular portion of Confidential Information which: a) is in the public domain; b) entered the public domain through no fault of Norm Wolcott; or c) was rightfully communicated by a third party to Norm Wolcott free of any obligation of confidence.

         In no event shall Norm Wolcott be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. Norm Wolcott agrees that for a period of five (5) years following the date of this Agreement, he will use his best efforts to maintain the confidentiality of the Confidential Information.

         The parties acknowledge that the Preferred Stock Seller has no obligations under this Section 12.3 and shall have no liability to the Buyer or any other person, and the Buyer shall have no remedy or recourse against the Preferred Stock Seller, for any violation of this Section by Norm Wolcott or otherwise.

SECTION 13.       NON-COMPETITION.

         For a period commencing on the Closing Date and ending on the fifth
(5th) anniversary of the Closing Date, without the prior written consent of Buyer (which consent may be withheld in Buyer's sole and absolute discretion) Norm Wolcott shall not, directly or indirectly, for himself/itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

         (a) solicit, participate or aid in the solicitation of orders for Restricted Products, or sell any Restricted Products to any of Company's or Subsidiaries' customers who were serviced by any of the Sellers, solicited by any of the Sellers or who became customers of Company or any Subsidiary as a result of any actions taken by any of the Sellers;

         (b) solicit, participate or aid in the solicitation of, or sell any Restricted Products to any of Company's or Subsidiaries' customers who were customers, or had an ongoing business relationship with Company or any Subsidiary, at any time during the one (1) year period preceding the Closing Date;

         (c) contact, or aid or participate in the contact, including allowing the use of any of the Sellers' names in connection with the contact of, any of Company's or Subsidiaries' customers who were customers, or had an ongoing business relationship with Company or any Subsidiary, at any time during the one
(1) year period preceding the Closing Date, for the purpose of diverting their purchases of Restricted Products from Company or any Subsidiary;

         (d) develop, produce, manufacture or license any Restricted Product; or

         (e) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business engaged in the sale and offering of Restricted Products either directly or indirectly. The prohibitions and covenants enumerated in this Section 14(e) shall bind Sellers in the following geographic area: Any North American, South American, Central American, European, African, Australian or Asian market where the Company, its subsidiaries or licensees were engaged in business during the preceding three (3) years.

         For a period commencing on the Closing Date and ending on the third
(3rd) anniversary of the Closing Date, without the prior written consent of Buyer (which consent may be withheld in Buyer's sole and absolute discretion) Norm Wolcott shall not, directly or indirectly, for himself/itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity solicit or contact or aid or participate in the contact, including allowing the use of any of the Sellers' names in connection with the contact of, Company's or any Subsidiary's employees, other than Steve Wolcott and/or Doug Wolcott, for the purpose of inducing them to terminate their employment with the Company or any Subsidiary.

         "Restricted Products" shall be defined as any product manufactured by the Company during the one-year period prior to this Agreement and the Electric Beam Ink Business (as hereinafter defined).

         Nothing in the provisions of this Section 14 shall prohibit Norm Wolcott from:

         (a) purchasing for investment purposes only any stock or corporate security traded or quoted on a national securities exchange or national market system; and/or

         (b) pursuing and participating in, in any way and in any capacity he may deem appropriate, the business of developing, producing, selling, marketing and otherwise commercializing electric beam cured screen printed inks (the "Electric Beam Ink Business") if (i) the Company does not notify Norm Wolcott in writing within three (3) months following the date of this Agreement that the Company intends in good faith to pursue and participate in the Electric Beam Ink Business or (ii) having so notified Norm Wolcott, the Company does not have a product in the market in the Electric Beam Ink Business within three (3) years following the date of this Agreement.

         Buyer and Norm Wolcott agree that due to the nature of Company's business and its international scope of operations, and due to the nature of Norm Wolcott's position within Company and his access to and knowledge of

Confidential Information of Company, and in further consideration of Buyer's and Company's legitimate protectible interests in a highly competitive business environment nationally and internationally, the covenants and restrictions, including but not limited to, the geographic areas set forth above and other restrictions placed on Norm Wolcott's ability to engage in any activity competitive with Company, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Norm Wolcott further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of Company, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to Company. Norm Wolcott acknowledges and agrees that Buyer and Company have a need to protect, through the above restrictions, each of the foregoing interests and Company's goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

         Buyer and Norm Wolcott agree that in the event of a breach of any of the covenants and prohibitions contained in Section 13 by Norm Wolcott, Buyer shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

         (a) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by any of Sellers against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by Buyer;

         (b) In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation, and Buyer shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

         (c) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of Buyer, the parties agree that the obligations with respect to each country and the duration thereof are a separate covenant, and in the event a Court should consider the territorial restrictions or duration too extensive, the Court shall consider the reasonableness and enforceability of the covenants with respect to each individual country and the duration thereof and shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and geographic areas (but never for a larger scope, longer period or greater area than set forth above) as the Court shall find to be reasonable, necessary valid and legally enforceable;

         (d) These covenants are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if any of the Sellers breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, Buyer will have no adequate remedy at law. Norm Wolcott accordingly agrees that in the event of any actual or threatened breach by him of any of these covenants, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

         (e) Buyer would not have entered into this Agreement but for Norm Wolcott's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Section 13 hereof, and for Norm

Wolcott's agreement that the scope, duration and territorial restrictions of these covenants are reasonable.

         The parties acknowledge that the Preferred Stock Seller has no obligations under this Section 13 and shall have no liability to the Buyer or any other person, and the Buyer shall have no remedy or recourse against the Preferred Stock Seller, for any violation of this Section by Norm Wolcott or otherwise.

SECTION 14.       INDEMNIFICATION

         14.1. Indemnification by Common Stock Sellers. Subject to Section 14.6, each of the Common Stock Sellers shall, jointly and severally, indemnify and hold Buyer and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys' fees and disbursements ("Damages"), which Buyer or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of any of the Common Stock Sellers made in or pursuant to this Agreement or any Transaction Document; or (b) any breach or nonfulfillment of any covenant or obligation of any of the Common Stock Sellers contained in this Agreement or any Transaction Document.

         14.2. [Intentionally Omitted.]

         14.3. Indemnification by Buyer. Buyer shall indemnify and hold Sellers and each of their successors, heirs and assigns harmless against and in respect of any and all Damages which Sellers or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and (c) the operation of Company or any Subsidiary after the Closing Date.

         14.4. Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the "Indemnified Party") shall promptly notify in writing the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

         14.5. Third Party Claims.

         (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of such claim with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 14.5(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

         (b) The election by the Indemnifying Party, pursuant to Section 14.5(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

         14.6. Limitations and Requirements.

         (a) Common Stock Sellers shall have no obligation to indemnify Company, Buyer or any other person against Damages pursuant to Section 14.1 of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $250,000.00; in which event Company, Buyer and such persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred to the extent such Damages exceed $100,000.00 up to the maximum amount set forth in the following sentence. The Common Stock Sellers' aggregate liability to Company, Buyer and such persons under the indemnification obligations set forth in Section 14.1 shall in no event exceed the dollar amount payable to the Common Stock Sellers upon exercise of the put and call options pursuant to the Option Agreement referred to above in Section 2.3. Provided, however, that any Damages pursuant to Section 14.1 directly resulting from the actual fraud of any of the Common Stock Sellers or from a breach of any of the representations and warranties set forth in Section 3 of this Agreement shall not be subject to the limitations set forth above in this Section 14.6(a).

         (b) Common Stock Sellers shall have no obligation to indemnify Buyer, Company or such persons unless written notice of the claim with respect to which such indemnification is sought, is given in the manner provided in this Agreement, by the party seeking such indemnification, to the Seller(s) from whom such indemnification is sought within three (3) years following the Closing.

         (c) Except as expressly provided herein, Sellers shall have no rights, hereunder or otherwise, to indemnification or contribution from Company with respect to any matter arising prior to the date of this Agreement, including, without limitation, any inaccuracy in or breach of any representation or warranty of Company made in or pursuant to this Agreement or any Transaction Document, or any breach or nonfulfillment of any covenant or obligation of Company contained in this Agreement or any Transaction Document, and Sellers hereby irrevocably releases Company from any liability for any such claim (but only to the extent permitted by applicable law, including Section 412 of ERISA).

         (d) The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

         (e) Notwithstanding any other provision of this Agreement or the Option Agreement, the Company's Adjusted EBITDA (as defined in the Option Agreement) shall be increased by an amount equal to the amount of any Damages so indemnified by Common Stock Sellers, provided that such Damages relate to an item or matter that decreased (or if not so indemnified by Common Stock Sellers would have decreased) the Company's Adjusted EBITDA.

         (f) Notwithstanding any other provision of this Agreement, in no event shall Common Stock Sellers have any obligation to indemnify Buyer with respect to a breach of the representations and warranties contained in Section 5, if, at or prior to Closing, Buyer had actual knowledge of the breach based on written information provided to Buyer or the existence of such breach had been disclosed in writing to Buyer.

SECTION 15.       TAX RETURNS

         Buyer shall cause Company to prepare and file when due the Short-Year Return. Buyer and Company shall permit Common Stock Sellers to review and comment on the Short-Year Return within a reasonable period before the Short-Year Return is filed. Buyer, Company and Common Stock Sellers shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of the Short-Year Return, and in connection with any audit, litigation or other proceeding with respect to the Short-Year Return.

SECTION 16.       OPERATION OF THE ESOP AND OTHER QUALIFIED PLANS POST-CLOSING.

         16.1. Replacement of Trustee. Buyer shall not replace Preferred Stock Seller as trustee of the ESOP unless Buyer determines in its reasonable discretion that it and Preferred Stock Seller cannot efficiently and effectively work together to terminate the ESOP.

         16.2. Termination and Distributions. Promptly after the Closing, (i) the Buyer shall cause the Company to (a) terminate the ESOP or (b) to merge the ESOP into another qualified plan sponsored by the Company, and (ii) seek a favorable determination letter from the IRS to the effect that the termination or merger of the ESOP, consummated in accordance with the provisions of clause
(i) of this Section 16.2, does not adversely affect the qualification of the ESOP under Section 401(a) of the Code or the exempt status of its related employee benefit trust under Section 501(a) of the Code. Following the termination of the ESOP by the Company's board of directors and the execution of the appropriate plan termination amendments, the Company shall have no further liability to make any contributions to the ESOP. Distributions from the ESOP to participants will be made as provided by, and in conformity with, the plan and trust documents and agreements governing the ESOP and applicable law.

         16.3. Review. Preferred Stock Seller shall have the right to review and comment, prior to finalization for distribution or filing, on any and all documentation which Buyer, Company or any other party involved in the termination may prepare in connection therewith.

         16.4. 401(k) Plan. Buyer agrees to promptly offer a 401(k) plan to the employees of Company. Buyer agrees to maintain such plan for at least eight (8) years and two (2) months subject to modifications due to material changes in current tax laws or regulations that would be disadvantageous to the continuing existence of the plan. Pursuant to the terms of a Benefit Continuation Agreement (the "Benefit Continuation Agreement") which shall be executed and delivered promptly after Closing by Buyer, Company and the trustee of the Company's 401(k) plan and shall be in form and substance reasonably satisfactory to Preferred Stock Seller, Buyer agrees to provide a 100% match of the contributions made by Company's employees if EBITDA for the Company is greater than $1,600,000.00 during the preceding fiscal year and a 50% match if EBITDA for the Company is greater than $1,200,000.00 but less than or equal to $1,600,000.00 during the preceding fiscal year. Buyer shall not be obligated to make any matching contributions if EBITDA for Company is less than or equal to $1,200,000.00 during the preceding fiscal year. Such matching contributions shall not be required until the fiscal year of the Company commencing September 1, 2004.

SECTION 17.       MISCELLANEOUS.

         17.1. Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated; provided, however, that the representations and warranties of the Sellers in this Agreement shall survive and continue in effect for a period of three (3) years following the Closing and shall thereafter have no further force or effect.

         17.2. Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of Company and Subsidiaries to Buyer.

         17.3. Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all legal and accounting fees, transfer, sales, use, documentary and similar taxes and recording and filing fees, incurred in connection with the transactions contemplated herein on behalf of Sellers or Company prior to Closing shall be paid by Sellers and not by Company.

         17.4. Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To Common Stock Sellers:
                  Norman G. Wolcott, Jr.
                  Post Office Box 646
                  33 Ridge Road
                  Crawfordsville, IN  47933
                  Fax No.:  (765) 362-5013

                  Norman G. Wolcott, Jr. and Norman G. Wolcott, Sr., as Co-Trustees of the Norman G. Wolcott, Sr. and Lucile H. Wolcott Revocable Trust of 1995
                  Post Office Box 646
                  33 Ridge Road
                  Crawfordsville, IN  47933
                  Fax No.:  (765) 362-5013

                  With a copy to:
                  Richard J. Thrapp
                  Ice Miller
                  One American Square
                  Box 82001
                  Indianapolis, IN  46202
                  Fax No.:  (317) 236-2219

                  To Preferred Stock Seller:
                  First Bankers Trust Company
                  2321 Kochs Lane
                  P.O. Box 3566
                  Quincy, IL 62301
                  Attn:  Brian Ippensen
                  Fax No.:  (217) 228-8039

                  With a copy to:
                  Robert Greising
                  Kreig DeVault, LLP
                  Suite 2800
                  One Indiana Square
                  Indianapolis, IN  46204
                  Fax No.:  (317) 636-1507

                  To Buyer:
                  Fortune Diversified Industries, Inc.
                  Attention:  Carter Fortune
                  6809 Corporate Drive
                  Indianapolis, IN  46278
                  Fax No.:  _______________

                  With a copy to:
                  Robert J. Milford
                  Drewry Simmons Pitts & Vornehm, LLP
                  8888 Keystone Crossing, Suite 1200
                  Indianapolis, IN  46240
                  Fax:  (317) 580-4855

         17.5. Assignment and Benefit.

         (a) Buyer may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to Buyer; provided, however, that, notwithstanding any such assignment, Buyer shall remain liable for its obligations hereunder. Sellers shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

         (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

         17.6. Arbitration.

         (a) All disputes arising out of or relating to this Agreement, the Company Transaction Documents, the Common Stock Sellers Transaction Documents, the Preferred Stock Seller Transaction Documents or the Buyer Transaction Documents which cannot be settled by the parties shall promptly be submitted to and determined by binding arbitration in Indianapolis, Indiana by a single arbitrator mutually agreed upon by the parties, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that the demand for arbitration is given; provided that nothing herein shall preclude either party from seeking, in any court of competent jurisdiction, injunctive relief or other equitable remedies in the case of any breach or threatened breach by Sellers of Section 1 hereof. In the event that the parties cannot mutually agree upon a single arbitrator within ten (10) business days of a demand for arbitration, then the American Arbitration Association arbitrator selection rules shall apply; provided that any arbitrator selected shall be a member in good standing of the bar of the State of Indiana. The decision of the arbitrators shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction; provided, however, that errors of law may be appealed to a court of competent jurisdiction for review.

         (b) Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including claims asserted and the material issues with respect thereto) and shall be delivered to the other party concurrently with delivery to AAA. Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

         (c) The arbitrator's decision shall be in writing, and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision. In rendering a decision, the arbitrator shall follow the substantive law of the State of Indiana, and shall not use equitable or other principles which would permit the arbitrator to ignore this agreement, the Company Transaction Documents, the Common Stock Sellers Transaction Documents, the Preferred Stock Seller Transaction Documents, the Buyer Transaction Documents or the law of the State of Indiana. Any award by the arbitrator shall be subject to all dollar and other limitations set forth in this Agreement. The arbitrator shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances.

         17.7. Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         17.8. Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in the Company Transaction Documents, Common Stock Sellers Transaction Documents, Preferred Stock Seller Transaction Documents or Buyer Transaction Document shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of any of its obligations hereunder.

         17.9. Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         17.10. Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         17.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

         17.12. Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer or Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

         17.13. Actual Knowledge.

         (a) As used in this Agreement, the phrase "actual knowledge of any of the Common Stock Sellers" or any similar phrase means the conscious awareness of Norm Wolcott after reasonable inquiry, including review by, and discussions with, Paul Serex and Charles E. McHargue, with respect to the applicable subject matter.

         (b) Further, any phrase in this Agreement referring to the knowledge of the Preferred Stock Seller means the conscious awareness of the officers of the Preferred Stock Seller who have been actively involved in the evaluation and consideration of the transactions contemplated by this Agreement, after reasonable review and inquiry with respect thereto.

         17.14. Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means a fact, occurrence, event, circumstance or other matter that would have a material adverse effect on the business, operations, financial conditions, earnings, assets or prospects of the Company or any of its Subsidiaries.

         17.15. Nonrecourse Against ESOP Plan Participants. Notwithstanding any provision of this Agreement to the contrary, the Buyer, the Common Stock Sellers and the Company agree that the obligations and liabilities of the Preferred Stock Seller under this Agreement or any agreement, document or instrument contemplated hereby (collectively, "Transaction Documents") shall be nonrecourse to the participants of the ESOP, that in no event shall the participants of the ESOP incur or otherwise have personal liability for any such obligations or liabilities and that none of them shall have any recourse or remedies against any of such participants for any loss, damage or claim of any kind arising out of or in connection with any action, omission, breach or default of the Preferred Stock Seller under this Agreement, any of the Transaction Documents, or otherwise.

         17.16. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any information disclosed in any Schedule shall be deemed disclosed in all other applicable Schedules, even though not expressly set forth in such other Schedules, provided that it is reasonably apparent that such disclosure is applicable to the other Schedules.

                            [Signature Page Follows.]

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

FORTUNE DIVERSIFIED, INDUSTRIES, INC.     ___________________________________
                                          Norman G. Wolcott, Jr.

                                          NORMAN G. WOLCOTT, JR. AND NORMAN G.
                                          WOLCOTT, Sr., AS CO-TRUSTEES OF THE
By:  ________________________________     NORMAN G. WOLCOTT, SR. AND LUCILE H.
      Carter Fortune, CEO                 WOLCOTT REVOCABLE TRUST OF 1995


                                          By: ________________________________
                                              Norman G. Wolcott, Jr., Co-Trustee


NOR-COTE INTERNATIONAL, INC.              FIRST BANKERS TRUST COMPANY, TRUSTEE
                                          UNDER THE TRUST AGREEMENT FOR THE
By:   _______________________________     NOR-COTE INTERNATIONAL, INC. EMPLOYEE
                                          STOCK OWNERSHIP PLAN TRUST

                                          By: _______________________________

                              Listing of Schedules

Schedule 1                Subsidiaries
Schedule 2.1              Allocation of Consideration
Schedule 3.3              Ownership of Common Shares
Schedule 4.3              Ownership of Preferred Shares
Schedule 5.1(a)           Corporate Existence
Schedule 5.1(b)           Corporate Standing
Schedule 5.3              Company Conflicts
Schedule 5.4              Capitalization
Schedule 5.5              Investments
Schedule 5.7              Litigation
Schedule 5.8(a)           Company Consolidated Financial Statements
Schedule 5.8(b)           Company May Consolidated Interim Financial Statements
Schedule 5.8(c)           Material Changes to Company May Consolidated
                          Interim Financial Statements
Schedule 5.9              Full Disclosure
Schedule 5.10             Directors, Officers and Employees
Schedule 5.11             Affiliate Agreements
Schedule 5.12             Environmental Matters
Schedule 5.13             Material Adverse Change
Schedule 5.14             Taxes
Schedule 5.15             ERISA
Schedule 5.17             Material Agreements
Schedule 5.18             Ownership of Property
Schedule 5.20(a)          Patents, Trademarks and Copyrights
Schedule 5.20(b)          License Agreements
Schedule 6.1(a)           Compliance


                               Listing of Exhibits

Exhibit A                 Employment Agreement by and between Norman
                          G. Wolcott and Company
Exhibit B                 Real Estate Purchase Agreement by and between
                          W & W Services and Company
Exhibit C                 Option Agreement by and among Common Stock
                          Sellers, Carter Fortune, and Buyer



                                       33